Exhibit 99.1

Trimble Fourth Quarter 2011 Revenue $435.2 Million, Non-GAAP Earnings Per Share $0.54:

Fiscal 2011 Revenue $1.64 Billion, Non-GAAP Earnings Per Share $2.15

SUNNYVALE, Calif., Feb. 2, 2012 – Trimble (NASDAQ: TRMB) today announced fourth quarter and fiscal 2011 results.

Fourth Quarter 2011 Results

For the fourth quarter of 2011, Trimble had revenue of $435.2 million, up approximately 35 percent as compared to the fourth quarter of 2010.

GAAP operating income for the fourth quarter of 2011 was $28.7 million, up 49 percent as compared to the fourth quarter of 2010. GAAP operating margin in the fourth quarter of 2011 was 6.6 percent as compared to 6.0 percent in the fourth quarter of 2010.

Fourth quarter 2011 GAAP net income was $29.4, down 20 percent as compared to the fourth quarter of 2010. Diluted earnings per share in the fourth quarter of 2011 were $0.23 as compared to diluted earnings per share of $0.29 in the fourth quarter of 2010. When looking at year-over-year GAAP net income and earnings per share it should be noted that in the fourth quarter of 2010 there was a tax benefit of 61 percent versus a tax rate of 8 percent in the fourth quarter of 2011. The fourth quarter 2010 tax benefit was primarily due to a non-recurring income tax benefit for a valuation allowance release of $7.6 million and a catch up on research and development tax credits due to legislation passed in the fourth quarter of 2010.

Fourth quarter 2011 non-GAAP operating income of $68.8 million was up 48 percent as compared to the fourth quarter of 2010. Non-GAAP operating margin was 15.8 percent as compared to 14.3 percent in the fourth quarter of 2010.

Non-GAAP net income of $67.8 million for the fourth quarter of 2011 was up 19 percent as compared to the fourth quarter of 2010. Diluted non-GAAP earnings per share in the fourth quarter of 2011 were $0.54 as compared to diluted non-GAAP earnings per share of $0.46 in the fourth quarter of 2010.

Fourth quarter 2011 non-GAAP results exclude:

•	Restructuring expense of $644 thousand as compared to $641 thousand in the fourth quarter of 2010;

•	Amortization of intangibles of $29.2 million as compared to $15.5 million in the fourth quarter of 2010;

•	Stock-based compensation expense of $7.4 million as compared to $7.0 million in the fourth quarter of 2010;

•	Acquisition-related inventory step-up charge of $739 thousand as compared to $589 thousand in the fourth quarter of 2010;

•	Acquisition-related costs of $1.9 million as compared to $3.5 million in the fourth quarter of 2010;

•	Loss on foreign exchange of $1.7 million from hedges associated with acquisitions as compared to no loss in the fourth quarter of 2010;

•	A non-recurring income tax benefit for a valuation allowance release of $7.6 million in the fourth quarter of 2010. There was no such tax benefit in the fourth quarter of 2011.

Fiscal 2011 Results

Fiscal 2011 revenue was $1.64 billion, up approximately 27 percent as compared to fiscal 2010.

GAAP operating income for fiscal 2011 was $156.4 million, up 23 percent as compared to fiscal 2010. GAAP operating margin in fiscal 2011 was 9.5 percent as compared to 9.9 percent in fiscal 2010.

Fiscal 2011 GAAP net income was $150.8 million, up 45 percent as compared to fiscal 2010. Diluted earnings per share in fiscal 2011 were $1.20 as compared to diluted earnings per share of $0.84 in fiscal 2010.

Fiscal 2011 non-GAAP operating income of $292.2 million was up 34 percent as compared to fiscal 2010. Non-GAAP operating margin was 17.8 percent as compared to 16.8 percent in fiscal 2010.

Non-GAAP net income of $271.2 million for fiscal 2011 was up 36 percent as compared to fiscal 2010. Diluted non-GAAP earnings per share in fiscal 2011 were $2.15 as compared to diluted non-GAAP earnings per share of $1.61 in fiscal 2010.

Fiscal 2011 non-GAAP results exclude:

•	Restructuring expense of $2.8 million as compared to $2.0 million in fiscal 2010;

•	Amortization of intangibles of $85.9 million as compared to $57.6 million in fiscal 2010;

•	Stock-based compensation expense of $28.5 million as compared to $23.1 million in fiscal 2010;

•	Acquisition-related inventory step-up charge of $3.8 million as compared to $728 thousand in fiscal 2010;

•	Acquisition-related costs of $14.6 million as compared to $3.4 million in fiscal 2010;

•	Write-off of debt issuance costs of $377 thousand on a terminated credit facility as compared to no write-off in fiscal 2010;

•	Gain on foreign exchange of $1.8 million from a hedge associated with acquisitions as compared to no gain in fiscal 2010;

•

A non-recurring income tax charge of $27.5 million associated with an IRS settlement, partially offset by a tax benefit of $7.6 million associated with a valuation allowance release in fiscal 2010. There were no such income tax related items in fiscal 2011.

“Our performance in the fourth quarter capped a strong year which exceeded our original expectations,” said Steven W. Berglund, Trimble’s president and chief executive officer. “We carry this momentum with us into 2012 which, subject to worldwide economic conditions, is expected to be another strong year.”

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Fourth quarter 2011 E&C revenue was $238.7 million, up 30 percent as compared to the fourth quarter of 2010. This growth was driven by strong sales of heavy and highway solutions, double-digit growth in survey product sales and the Tekla acquisition.

Fourth quarter operating income in E&C was $36.6 million, or 15.3 percent of revenue as compared to $21.6 million, or 11.8 percent of revenue in the fourth quarter of 2010. Non-GAAP operating income was $39.4 million, or 16.5 percent of revenue, as compared to $24.0 million, or 13.1 percent of revenue, in the fourth quarter of 2010. The improvement in operating income was due to operating leverage as a result of increased revenue.

Fiscal 2011 E&C revenue was $906.5 million, up 26 percent as compared to fiscal 2010, driven primarily by strong sales across product lines and, to a lesser extent, the Tekla acquisition.

Operating income in E&C for fiscal 2011 was $149.0 million, or 16.4 percent of revenue, as compared to $111.0 million, or 15.4 percent of revenue in fiscal 2010. Non-GAAP operating income was $159.2 million, or 17.6 percent of revenue, as compared to $118.9 million, or 16.5 percent of revenue in fiscal 2010. Non-GAAP operating margin was higher due to operating leverage from increased revenue.

Field Solutions

Fourth quarter 2011 Field Solutions revenue was $95.5 million, up 28 percent as compared to the fourth quarter of 2010 due to strong sales of agriculture and geographic information system (GIS) products and the acquisition of Tekla.

Fourth quarter 2011 Field Solutions operating income was $34.1 million, or 35.7 percent of revenue, as compared to $27.1 million, or 36.1 percent of revenue, in the fourth quarter of 2010. Non-GAAP operating income was $34.7 million, or 36.3 percent of revenue, as compared to $27.6 million, or 36.9 percent of revenue, in the fourth quarter of 2010. Without the impact of the Tekla acquisition, Field Solutions operating margins were up for the quarter.

Fiscal 2011 Field Solutions revenue was $413.7 million, up 30 percent as compared to fiscal 2010 due primarily to strong sales across the product lines and, to a lesser extent, the Tekla acquisition.

Fiscal 2011 Field Solutions operating income was $160.1 million, or 38.7 percent of revenue, as compared to $116.4 million, or 36.6 percent of revenue, in fiscal 2010. Non-GAAP operating income was $162.4 million, or 39.3 percent of revenue, as compared to $118.4 million, or 37.2 percent of revenue, in fiscal 2010. Non-GAAP operating margins were up due to operating leverage on increased revenue.

Mobile Solutions

Fourth quarter 2011 Mobile Solutions revenue was $75.8 million, up 88 percent as compared to the fourth quarter of 2010 primarily due to the PeopleNet acquisition. The base business also displayed double-digit organic growth.

Fourth quarter 2011 Mobile Solutions operating income was $6.0 million, or 7.9 percent of revenue, as compared to an operating loss of $267 thousand, or negative 0.7 percent of revenue, in the fourth quarter of 2010. Non-GAAP operating income was $6.4 million, or 8.5 percent of revenue, as compared to operating income of $931 thousand, or 2.3 percent of revenue, in the fourth quarter of 2010. The improvement in non-GAAP operating margin was due to the PeopleNet acquisition and increased profitability from the base business.

Fiscal 2011 Mobile Solutions revenue was $218.5 million, up 42 percent as compared to fiscal 2010 due primarily to the PeopleNet acquisition and growth within the base business, partially offset by the loss of a large customer in the second quarter of 2010.

Fiscal 2011 Mobile Solutions operating income was $4.5 million, or 2.0 percent of revenue, as compared to $1.9 million, or 1.2 percent of revenue in fiscal 2010. Non-GAAP operating income was $7.4 million, or 3.4 percent of revenue, as compared to operating income of $5.3 million, or 3.4 percent of revenue, in fiscal 2010.

Advanced Devices

Fourth quarter 2011 Advanced Devices revenue was $25.2 million, up 2 percent as compared to the fourth quarter of 2010.

Operating income in Advanced Devices for the fourth quarter 2011 was $3.5 million, or 13.7 percent of revenue, as compared to $3.4 million, or 14.0 percent of revenue, in the fourth quarter of 2010. Non-GAAP operating income in Advanced Devices was $4.1 million, or 16.1 percent of revenue, as compared to $4.0 million, or 16.3 percent of revenue, in the fourth quarter of 2010.

Fiscal 2011 Advanced Devices revenue was $105.3 million, up 3 percent as compared to fiscal 2010.

Fiscal 2011 Advanced Devices operating income was $13.9 million, or 13.2 percent of revenue, as compared to $18.3 million, or 17.9 percent of revenue in fiscal 2010. Non-GAAP operating income was $16.5 million, or 15.6 percent of revenue, as compared to non-GAAP operating income of $20.3 million, or 19.8 percent of revenue, in fiscal 2010. Non-GAAP operating margins were down versus the prior year due primarily to product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the first quarter of 2012 Trimble expects revenue between $477 million and $482 million with GAAP earnings per share of $0.32 to $0.34 and non-GAAP earnings per share of $0.61 to $0.63. Non-GAAP guidance excludes the amortization of intangibles and acquisition expense of $35.5 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $7.6 million. Both GAAP and non-GAAP earnings per share assume a 15 to 17 percent tax rate, 128.0 million shares outstanding and interest costs of $3.0 million.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Feb. 2, 2012 at 1:30 p.m. PT to review its fourth quarter 2011 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 40598951. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the first quarter and full year 2012, the expected tax rate, the anticipated impact of stock-based compensation expense, and the amortization of intangibles related to previous acquisitions. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec-30, 2011	Dec-31, 2010	Dec-30, 2011	Dec-31, 2010
Revenue	$435,170	$323,349	$1,644,065	$1,293,937
Cost of sales	217,412	160,019	814,484	648,436

Gross margin	217,758	163,330	829,581	645,501

Gross margin (%)	50.0%	50.5%	50.5%	49.9%

Operating expenses
Research and development	57,555	40,750	197,007	150,089
Sales and marketing	71,445	61,609	266,804	215,127
General and administrative	43,658	32,878	158,375	118,352
Restructuring	513	348	2,288	1,592
Amortization of purchased intangible assets	15,875	8,489	48,705	32,739

Total operating expenses	189,046	144,074	673,179	517,899

Operating income	28,712	19,256	156,402	127,602

Non-operating income, net
Interest income	338	219	1,364	1,083
Interest expense	(3,431)	(367)	(8,641)	(1,752)
Foreign currency transaction gain (loss), net	(1,727)	210	1,053	(836)
Income from equity method investments, net	4,379	2,770	15,349	11,795
Other expense, net	2,819	173	1,927	3,195

Total non-operating income, net	2,378	3,005	11,052	13,485

Income before taxes	31,090	22,261	167,454	141,087

Income tax provision (benefit)	2,427	(13,587)	18,545	37,474

Net income	28,663	35,848	148,909	103,613
Less: Net loss attributable to noncontrolling interests	(740)	(716)	(1,846)	(47)

Net income attributable to Trimble Navigation Ltd.	$29,403	$36,564	$150,755	$103,660

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.24	$0.30	$1.23	$0.86

Diluted	$0.23	$0.29	$1.20	$0.84

Shares used in calculating earnings per share:
Basic	123,446	120,522	122,725	120,352

Diluted	126,592	124,395	126,133	123,798

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Dec-30, 2011	Dec-31, 2010
Assets

Current assets:
Cash and cash equivalents	$154,621	$220,788
Accounts receivables, net	275,201	222,820
Other receivables	7,103	21,069
Inventories, net	232,063	192,852
Deferred income taxes	44,632	36,924
Other current assets	19,437	19,917

Total current assets	733,057	714,370

Property and equipment, net	62,724	50,692
Goodwill	1,297,692	828,737
Other purchased intangible assets, net	476,791	204,948
Other non-current assets	82,211	68,145

Total assets	$2,652,475	$1,866,892

Liabilities

Current liabilities:
Current portion of long-term debt	$65,918	$1,993
Accounts payable	97,956	72,349
Accrued compensation and benefits	73,894	60,976
Deferred revenue	105,066	73,888
Accrued warranty expense	18,444	12,868
Other accrued liabilities	50,045	29,741

Total current liabilities	411,323	251,815

Non-current portion of long-term debt	498,518	151,160
Non-current deferred revenue	13,113	10,777
Deferred income taxes	95,594	24,598
Other non-current liabilities	45,025	42,843

Total liabilities	1,063,573	481,193

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	878,514	781,779
Retained earnings	685,639	536,350
Accumulated other comprehensive income	5,140	48,027

Total Trimble Navigation Ltd. shareholders’ equity	1,569,293	1,366,156
Noncontrolling interests	19,609	19,543

Total equity	1,588,902	1,385,699

Total liabilities and equity	$2,652,475	$1,866,892

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	Dec-30, 2011	Dec-31, 2010
Cash flow from operating activities:
Net Income	$148,909	$103,613

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	20,509	18,198
Amortization expense	85,160	57,639
Provision for doubtful accounts	1,913	2,320
Deferred income taxes	(26,305)	(14,918)
Stock-based compensation	28,451	23,125
Income from equity method investments	(15,349)	(11,795)
Excess tax benefit for stock-based compensation	(14,762)	(9,639)
Provision for excess and obsolete inventories	8,410	4,752
Other non-cash items	2,885	(4,610)

Add decrease (increase) in assets:
Accounts receivables	(31,874)	(7,376)
Other receivables	30,141	2,518
Inventories	(30,139)	(45,549)
Other current and non-current assets	10,519	2,257

Add increase (decrease) in liabilities:
Accounts payable	(4,310)	13,577
Accrued compensation and benefits	2,469	15,928
Deferred revenue	18,775	(1,177)
Accrued warranty expense	644	(2,217)
Other current and non-current liabilities	5,583	(22,616)

Net cash provided by operating activities	241,629	124,030

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(759,737)	(136,419)
Acquisition of property and equipment	(23,278)	(23,133)
Acquisitions of intangible assets	(1,666)	(2,063)
Purchases of equity method investments	(3,267)	(8,192)
Proceeds received from noncontrolling interest holder	—	7,470
Dividends received	12,398	5,858
Other	1,985	105

Net cash used in investing activities	(773,565)	(156,374)

Cash flow from financing activities:
Issuance of common stock, net	45,870	44,549
Repurchase and retirement of common stock	—	(73,853)
Excess tax benefit for stock-based compensation	14,762	9,639
Proceeds from long-term debt and revolving credit lines	734,225	—
Payments on short-term and long-term debt	(330,690)	(499)

Net cash provided by (used in) financing activities	464,167	(20,164)

Effect of exchange rate changes on cash and cash equivalents	1,602	(552)

Net decrease in cash and cash equivalents	(66,167)	(53,060)
Cash and cash equivalents—beginning of period	220,788	273,848

Cash and cash equivalents—end of period	$154,621	$220,788

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
THREE MONTHS ENDED DECEMBER 30, 2011:
Revenue	$238,689	$95,533	$75,794	$25,154

Operating income before corporate allocations:	$36,615	$34,061	$5,976	$3,451
Operating margin (% of segment external net revenues)	15.3%	35.7%	7.9%	13.7%
THREE MONTHS ENDED DECEMBER 31, 2010:
Revenue	$183,396	$74,838	$40,415	$24,700

Operating income (loss) before corporate allocations:	$21,648	$27,053	$(267)	$3,446
Operating margin (% of segment external net revenues)	11.8%	36.1%	(0.7%)	14.0%

TWELVE MONTHS ENDED DECEMBER 30, 2011:
Revenue	$906,497	$413,721	$218,540	$105,307

Operating income before corporate allocations:	$149,015	$160,139	$4,461	$13,891
Operating margin (% of segment external net revenues)	16.4%	38.7%	2.0%	13.2%

TWELVE MONTHS ENDED DECEMBER 31, 2010:
Revenue	$719,053	$318,137	$154,254	$102,493

Operating income before corporate allocations:	$110,965	$116,373	$1,873	$18,325
Operating margin (% of segment external net revenues)	15.4%	36.6%	1.2%	17.9%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

		Three Months Ended						Twelve Months Ended
		Dec-30, 2011			Dec-31, 2010			Dec-30, 2011			Dec-31, 2010
		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$217,758	50.0%		$163,330	50.5%		$829,581	50.5%		$645,501	49.9%
Restructuring	( A )	131	0.0%		293	0.1%		466	0.0%		443	0.0%
Amortization of purchased intangibles	( B )	13,279	3.1%		6,985	2.2%		37,197	2.3%		24,900	1.9%
Stock-based compensation	( C )	494	0.1%		344	0.1%		1,955	0.1%		1,816	0.1%
Amortization of acquisition-related inventory step-up	( D )	739	0.2%		588	0.2%		3,802	0.2%		728	0.1%

Non-GAAP gross margin:		$232,401	53.4%		$171,540	53.1%		$873,001	53.1%		$673,388	52.0%

OPERATING EXPENSES:
GAAP operating expenses:		$189,046	43.4%		$144,074	44.6%		$673,179	40.9%		$517,899	40.0%
Restructuring	( A )	(513)	-0.1%		(348)	-0.1%		(2,288)	-0.1%		(1,592)	-0.1%
Amortization of purchased intangibles	( B )	(15,876)	-3.6%		(8,489)	-2.6%		(48,705)	-3.0%		(32,739)	-2.5%
Stock-based compensation	( C )	(6,924)	-1.6%		(6,616)	-2.1%		(26,496)	-1.6%		(21,309)	-1.7%
Acquisition costs	( E )	(2,117)	-0.5%		(3,466)	-1.1%		(14,892)	-0.9%		(6,537)	-0.5%

Non-GAAP operating expenses:		$163,616	37.6%		$125,155	38.7%		$580,798	35.3%		$455,722	35.2%

OPERATING INCOME:
GAAP operating income:		$28,712	6.6%		$19,256	6.0%		$156,402	9.5%		$127,602	9.9%
Restructuring	( A )	644	0.1%		641	0.2%		2,754	0.2%		2,035	0.2%
Amortization of purchased intangibles	( B )	29,155	6.7%		15,474	4.8%		85,902	5.2%		57,639	4.4%
Stock-based compensation	( C )	7,418	1.7%		6,960	2.1%		28,451	1.8%		23,125	1.8%
Amortization of acquisition-related inventory step-up	( D )	739	0.2%		588	0.2%		3,802	0.2%		728	0.0%
Acquisition costs	( E )	2,117	0.5%		3,466	1.0%		14,892	0.9%		6,537	0.5%

Non-GAAP operating income:		$68,785	15.8%		$46,385	14.3%		$292,203	17.8%		$217,666	16.8%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$2,378			$3,005			$11,052			$13,485
Acquisition (gain)/ loss	( E )	(194)			35			(264)			(3,177)
Debt issuance cost write-off	( F )	—			—			377			—
Foreign exchange loss (gain) associated with acquisition	( G )	1,688			—			(1,768)			—

Non-GAAP non-operating income, net:		$3,872			$3,040			$9,397			$10,308

			GAAP and			GAAP and			GAAP and			GAAP and
			Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
			Tax Rate %	( K )		Tax Rate %	( K )		Tax Rate %	( K )		Tax Rate %	( K )

INCOME TAX PROVISION (BENEFIT):
GAAP income tax provision (benefit):		$2,427	8%		$(13,587)	-61%		$18,545	11%		$37,474	27%
Non-GAAP items tax effected:	( H )	3,218			(1,014)			13,696			10,935
IRS settlement	( I )	—			—			—			(27,540)
Valuation allowance release	( J )	—			7,628			—			7,628

Non-GAAP income tax provision (benefit):		$5,645	8%		$(6,973)	-14%		$32,241	11%		$28,497	13%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$29,403			$36,564			$150,755			$103,660
Restructuring	( A )	644			641			2,754			2,035
Amortization of purchased intangibles	( B )	29,155			15,474			85,902			57,639
Stock-based compensation	( C )	7,418			6,960			28,451			23,125
Amortization of acquisition-related inventory step-up	( D )	739			588			3,802			728
Acquisition costs	( E )	1,921			3,501			14,627			3,360
Debt issuance cost write-off	( F )	—			—			377			—
Foreign exchange loss (gain) associated with acquisition	( G )	1,688			—			(1,768)			—
Non-GAAP tax adjustments	( H ), ( I ), ( J )	(3,218)			(6,605)			(13,696)			8,986

Non-GAAP net income attributable to Trimble Navigation Ltd.		$67,750			$57,123			$271,204			$199,533

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.23			$0.29			$1.20			$0.84
Restructuring	( A )	0.01			0.01			0.02			0.02
Amortization of purchased intangibles	( B )	0.23			0.12			0.67			0.46
Stock-based compensation	( C )	0.06			0.06			0.23			0.18
Amortization of acquisition-related inventory step-up	( D )	0.01			—			0.03			0.01
Acquisition costs	( E )	0.02			0.03			0.12			0.03
Debt issuance cost write-off	( F )	—			—			—			—
Foreign exchange loss (gain) associated with acquisition	( G )	0.01			—			(0.01)			—
Non-GAAP tax adjustments	( H ), ( I ), ( J )	(0.03)			(0.05)			(0.11)			0.07

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.54			$0.46			$2.15			$1.61

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$22,399						$74,537
Increase in revenue		$111,821						$350,128
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		20.0%						21.3%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

		Three Months Ended				Twelve Months Ended
		Dec-30,		Dec-31,		Dec-30,		Dec-31,
		2011		2010		2011		2010
			% of Segment Revenue		% of Segment Revenue		% of Segment Revenue		% of Segment Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:		$36,615	15.3%	$21,648	11.8%	$149,015	16.4%	$110,965	15.4%
Stock-based compensation	( L )	2,780	1.2%	2,391	1.3%	10,140	1.2%	7,886	1.1%

Non-GAAP operating income before corporate allocations:		$39,395	16.5%	$24,039	13.1%	$159,155	17.6%	$118,851	16.5%

Field Solutions
GAAP operating income before corporate allocations:		$34,061	35.7%	$27,053	36.1%	$160,139	38.7%	$116,373	36.6%
Stock-based compensation	( L )	650	0.6%	582	0.8%	2,269	0.6%	1,978	0.6%

Non-GAAP operating income before corporate allocations:		$34,711	36.3%	$27,635	36.9%	$162,408	39.3%	$118,351	37.2%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:		$5,976	7.9%	$(267)	-0.7%	$4,461	2.0%	$1,873	1.2%
Stock-based compensation	( L )	470	0.6%	1,198	3.0%	2,943	1.4%	3,444	2.2%

Non-GAAP operating income before corporate allocations:		$6,446	8.5%	$931	2.3%	$7,404	3.4%	$5,317	3.4%

Advanced Devices
GAAP operating income before corporate allocations:		$3,451	13.7%	$3,446	14.0%	$13,891	13.2%	$18,325	17.9%
Stock-based compensation	( L )	611	2.4%	584	2.3%	2,566	2.4%	1,934	1.9%

Non-GAAP operating income before corporate allocations:		$4,062	16.1%	$4,030	16.3%	$16,457	15.6%	$20,259	19.8%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangibles, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangibles, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition costs associated with unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income (expense), net also excludes the write-off of debt issuance costs associated with a terminated credit facility as well as foreign exchange (gains)/losses specifically associated with hedges for our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision (benefit)

Investors benefit from the exclusion of an IRS settlement and valuation allowance release because it facilitates comparisons to our past income tax provision. Non-GAAP income tax provision (benefit) excludes an IRS settlement and a valuation allowance release from GAAP income tax provision (benefit) and includes non-GAAP items tax effected. Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, foreign exchange (gains)/losses from hedges associated with acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, foreign exchange (gains)/losses from hedges associated with acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income (loss). We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparison. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs associated with a terminated credit facility, foreign exchange gains/losses from hedges associated with acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A)—(L) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

(B)	Amortization of purchased intangibles. Included in our GAAP presentation of gross margin, operating expenses, operating income, and net income is amortization of purchased intangibles. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding purchased intangibles which represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the three months and twelve months ended December 30, 2011 and December 31, 2010, stock-based compensation was allocated as follows:

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Dec-30, 2011	Dec-31, 2010	Dec-30, 2011	Dec-31, 2010
Cost of sales	$494	$344	$1,955	$1,816
Research and development	1,251	1,092	4,624	3,991
Sales and Marketing	1,706	1,598	6,672	5,611
General and administrative	3,967	3,926	15,200	11,707

	$7,418	$6,960	$28,451	$23,125

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition costs. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Debt issuance cost write-off. Included in our non-operating income, net this amount represents a write-off of debt issuance cost for a terminated credit facility. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

(G)	Foreign exchange (gain) loss associated with acquisition. This amount represents gain and loss on foreign exchange hedges associated with two of our larger acquisitions. We excluded the foreign exchange gain/loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(H)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A)—(G) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(I)	IRS settlement. This amount represents a net charge of $27.5 million in the second quarter of 2010 resulting from the IRS audit settlement. We excluded this because it is not indicative of our future operating results. We believe that investors benefit from excluding this charge from our operating results to facilitate comparisons to past operating performance.

(J)	Valuation allowance release. This amount represents a benefit of $7.6 million in the fourth quarter of 2010 resulting from a valuation allowance release. We excluded this from our non-GAAP results to enhance comparability of results across periods.

(K)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(L)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $2.9 million and $2.2 million for the three months ended December 30, 2011 and December 31, 2010, respectively and $10.5 million and $7.9 million for the twelve months ended December 30, 2011 and December 31, 2010, respectively.